MARQUEE ENTERTAINMENT, INC.
                6404 Wilshire Boulevard, Suite 550
                      Los Angeles, CA  90048
                         ---------------

    INFORMATION STATEMENT PURSUANT TO SECTIONS 14(C) AND 14(F)
            OF THE SECURITIES AND EXCHANGE ACT OF 1934
                         ---------------

                WE ARE NOT ASKING YOU FOR A PROXY
          AND YOU ARE REQUESTED NOT TO SEND US A PROXY
                         ---------------

     This Information Statement (the "Information Statement") is being mailed on or about July 15, 1999 to the holders of record at the close of business on June 21, 1999, of the common stock, $.04 par value per share (the "Common Stock") of Marquee Entertainment, Inc. (the "Company"), in connection with the Company's acquisition of Progressive Telecommunications Corporation ("Progressive") and appointment of certain persons to the Board of Directors of the Company other than at a meeting of the shareholders of the Company.

     This Information Statement is also being mailed to the Company's shareholders in connection with a proposed action by written consent to authorize and approve: Amendments to the Company's Certificate of Incorporation to (a) change the name of the Company to "Progressive Telecommunications Corporation"; (b) reverse split the outstanding shares of the Company's Common Stock one-for-five; (c) decrease the par value of the Company's Common Stock from $.04 to $.001; and (d) increase the number of shares of Common Stock the Company is authorized to issue from 25,000,000 to 50,000,000. Members of the Board of Directors own or have voting authority for 1,555,676 shares of Common Stock. These shareholdings represent approximately 67% of the total outstanding votes of all issued and outstanding Common Stock of the Company and are sufficient to take the proposed action on the record date of June 21, 1999. Dissenting shareholders do not have any statutory appraisal rights as a result of the action taken. All members of the Board of Directors have indicated their intentions to execute written consents in favor of the proposed action on behalf of the shares of the Company which they own or for which they have voting authority. The Board of Directors does not intend to solicit any proxies or consents from any other shareholders in connection with this action.

     Pursuant to the provisions of Nevada law and the Company's Certificate of Incorporation, the amendments require the approval of a majority of such shares. Accordingly, the vote of the Board is sufficient to approve these matters, which the Company's management believes is in the best interests of the Company and its shareholders.

                                1
<PAGE
     This Information Statement is being distributed pursuant to the requirements of Sections 14(c) and 14(f) of the Securities
Exchange Act of 1934.

     The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

        INFORMATION RELATING TO THE COMPANY'S COMMON STOCK
        --------------------------------------------------

     The shares of Common Stock are the only class of voting securities of the Company outstanding. Each share of Common Stock is entitled to one vote per share on all matters submitted to a vote of the shareholders. As of June 21, 1999 the Company had 2,321,793 shares of the common stock outstanding.

                 CHANGE OF CONTROL OF THE COMPANY
                 --------------------------------

     On June 9, 1999 the Company entered into a Securities Exchange Agreement (the "Securities Exchange Agreement") to acquire (the "Acquisition") 100% of the issued and outstanding common stock of Progressive for an aggregate of 45,000,000 shares of common stock and common stock equivalents of the Company. It is anticipated that the Acquisition will close on July 15, 1999. Pursuant to the Securities Exchange Agreement, the Company will issue an aggregate 45,000,000 shares of Old Common Stock or Old Common Stock Equivalent to the Progressive shareholders. Accordingly, after the amendment and closing with Progressive, the new combined entity will have approximately 10,000,000 shares issued and outstanding.

     The transaction will be two-tiered, with shareholders owning in excess of 80% of Progressive exchanging their shares for the Company's shares at the first closing. Thereafter the Company will file a registration statement under the Securities Act of 1933 and Proxy Statement to offer the remaining shareholders of Progressive and its majority owned subsidiary, CCC Communications Corp., shares of the combined entity's stock in statutory consolidation on the same exchange ratio as was provided for the shareholders owning 80% of Progressive. No offer can be made to the remaining shareholders until the registration is effective.

     The Securities Exchange Agreement was attached to the Company's Form 8-K dated June 16, 1999 as an exhibit which was filed via EDGAR with the Securities and Exchange Commission. Further information concerning the acquisition of Progressive will be available upon the closing of the Acquisition. The description in this Information Statement of the Securities Exchange Agreement and its terms and conditions is qualified in its entirety by reference to the Securities Exchange Agreement and the respective exhibits and schedules thereto and is not, and does not purport to be, complete.

     Upon the closing of the Acquisition, Progressive's shareholders will own approximately 90% of the outstanding Common
Stock and will be able to elect new directors and officers either at a meeting of shareholders or by written consent.

                        BOARD OF DIRECTORS
                        ------------------
General
-------

     Management of the Company, prior to the Acquisition
(collectively referred to as "Prior Management') is set forth below:

     Name                     Position
     ----                     --------
     Harold Brown             Chairman of the Board and Chief
                              Executive Officer
     Harvey Seslowsky         Director
     David DeShay             Director

     Prior Management will resign effective as of the closing of the Acquisition (scheduled for July 15, 1999 or ten days following the mailing of this Information Statement, which ever is later) and the following individuals (collectively referred to as "New Management") will be nominated to assume the positions set forth next to their names:

     Name                     Age       Position
     ----                     ---       --------
     Barry Shevlin            28        Chairman of the Board,
                                        Chief Executive Officer
     Tom Chubokas             41        President and Chief
                                        Operating Officer and
                                        Director
     James C. Watson          43        Executive Vice President,
                                        Chief Technology Officer
                                        and Director
     Dr. Howart Tackett       56        Vice President, Strategic
                                        Support and Director

     Barry Shevlin, Chief Executive Officer: Mr. Shevlin is a founder of Progressive. In addition to day-to-day executive responsibilities, he has authority for all corporate finance and investor relations matters. Prior to founding Progressive, from 1993 to 1996, he was a contractor to Time-Warner, engaged in marketing satellite services in Florida. As a consultant to Time-Warner, he designed marketing programs for the Florida market, which were among the most successful in the country. Prior to this, from 1991 to 1993, Mr. Shevlin served as a consultant to Intellectual Properties Associates in Florida, where he was responsible for the development of software for small business customers. At Intellectual Properties, Mr. Shevlin also gained extensive experience in the management and administration of small to mid-sized companies.

     Tom Chubokas, President and Chief Operating Officer: Mr. Chubokas is responsible for all aspects of company operations, including all contract negotiations with carriers and other service providers. He was a founder and officer of CCC Communications Inc. ("CCC"), which agreed to become a wholly owned subsidiary of Progressive at the end of 1998. From 1990 to 1997, he was founder and president of Communications Group of America, Cape Coral, FL, a nationwide independent telecommunications services sales organization. Prior to this, from 1981 to 1989 he owned the Marshall Corporation, Cleveland, OH, the largest investigative security firm in the state.
Clients included Revco Drug, Rite-Aid Drug, F.W. Woolwrth and I.J. Fox Furriers, among others. He is a graduate of Cleveland State in Cleveland, Ohio, with a Bachelor of Arts degree in Political Science and English.

     James C. Watson, Executive Vice President and Chief
Technology Officer:   Mr. Watson is responsible for design,
development and management of Progressive's technology infrastructure, including its network, new service integration, and billing and support systems. He is a specialist in advanced communications systems, networks and applications, and has extensive experience in the operation of interexchange carrier platforms, billing systems and facilities and is considered a pioneer in the development of debit cellular service networks.
He was a co-founder and officer of CCC. Prior to becoming an officer of CCC, from 1992 to 1997, Mr. Watson owned a telecommunications consulting firm specializing in the technology, operational and regulatory issues affecting carriers.

     Dr. Howard Tackett, Vice President, Strategic Support:
Since inception, Dr. Tackett has assisted the Company in development of its key infrastructure and support systems and services, and has provided the Company with the benefit of his extensive executive-level management experience. He is a graduate of Palmer College, Davenport, Iowa with a Doctor of Chiropractic Degree. In 1980, he founded Tackett Chiropractic Clinics, which grew to become the largest multi-office group of Chiropractic clinics in southeastern Virginia. He served as CEO of Tackett Chiropractic Clinics from 1980 to 1997 and has been a member of the Board of Directors of Managed Care of Virginia. Dr. Tackett devotes his time to customer support for Progressive Telecommunications' plans and programs.

     Each member of New Management has been nominated to serve in such position until the next annual meeting of shareholders and until their successors have been duly elected and shall have qualified.

                      SECURITY OWNERSHIP OF
             CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
             ----------------------------------------

     The following table sets forth, as of the Record Date information concerning ownership of the Company's securities by
(i) each Director, (ii) each executive officer, (iii) all Directors and executive officers as a group; and (iv) each person known to the Company to be the beneficial owner of more than five percent of each class:

                  Name and Address(1)      Amount and Nature     Percent of
Title of Class  of Beneficial Owner(2)  of Beneficial Ownership   Class(3)
--------------  ----------------------  -----------------------  ----------
Common Stock    Harold Brown                  1,814,054(4)         47.66%
                Harvey Seslowsky                157,500(5)          6.35%
                David DeShay                     50,000(6)          2.11%
                Richard Smith                 1,271,972(7)         38.10%
                  2609 Middlesex Place
                  Fullerton, CA  92635
                Mary Park Properties          1,073,077(8)         43.41%
                  c/o R & R Equities
                  1381 51st Street
                  Brooklyn, NY  11219

All executive officers
and Directors as a Group
(3 persons)                                   2,021,554            51.36%
------------------------
(1)  Unless otherwise indicated, the address of each beneficial owner is
     c/o Marquee Entertainment, Inc., 6404 Wilshire Blvd., Los Angeles, CA
     90048
(2)  Beneficial ownership has been determined in accordance with Rule 13d-3
     under the Exchange Act    and unless otherwise indicated, represents
     securities for which the beneficial owner has sole voting and investment power.
(3)  Based upon 2,321,793 shares outstanding on March 29, 1999.
(4)  Includes 1,421,552 shares of Common Stock which may be obtained by Mr.
     Brown upon the conversion or exercise of outstanding warrants, options and convertible debentures owned by him.
(5)  Includes 157,500 shares of Common Stock which may be obtained by Mr.
     Seslowsky upon the exercise of outstanding warrants owned by him.
(6)  Includes 50,000 shares of Common Stock which may be obtained by Mr.
     DeShay upon the exercise of outstanding warrants owned by him.
(7)  Includes 1,031,875 shares of Common Stock which may be obtained by Mr.
     Smith upon the conversion or exercise of outstanding options and convertible debentures owned by the Estate of Ralph Smith.
(8)  Includes 150,000 shares of Common Stock which may be obtained by Mary
     Park Properties upon the exercise of outstanding warrants owned by this entity.

                     EXECUTIVE COMPENSATION
                     ----------------------

Management and Compensation
---------------------------

     The following table shows all cash compensation for services rendered during the last three (3) fiscal years ended September 30, paid by the Registrant to (i) each of the Registrant's executive officers whose cash compensation exceeded $60,000 and (ii) to all officers and directors as a group:

                      SUMMARY COMPENSATION TABLE
                      --------------------------
                                                             Long Term
                            Annual Compensation             Compensation
                     -----------------------------------    ------------

Name                                       Other Annual
and Principal                              Compensation
Position          Year     Salary($)           ($)          Options (#)
                             (1)               (2)
--------------------------------------------------------    ------------
Harold Brown
CEO               1996      35,000            13,860            5,000
                  1997      37,500            19,235            5,000
                  1998      52,500            19,000            5,000

Ralph T. Smith
President, CFO
                  1996      38,000                              5,000
                  1997      37,500                              5,000
                  1998      37,500             6,364            5,000

All executive officers as a group 1998 (2 persons)(3)         $90,000
------------------------------------------------------------------------
(1)  Pursuant to employment agreements between the Company and Harold
     Brown and Ralph T. Smith, respectively, dated March 12, 1991, annual compensation is $150,000 and $140,000 respectively. The term of the agreements is one year; the term is automatically extended until terminated by ninety days written notice given by either party to the other.

(2) Other annual compensation for Mr. Brown represents the dollar value paid by the Company for premiums with respect to his life insurance policy and certain payments made on behalf of Mr. Smith.

(3) Subsequent to September 30, 1998 Mr. Brown's cash compensation continues to be reduced until such time that the Company liquidity problems are resolved.

     Compensation and Stock Option Plans
-----------------------------------

     1986 and 1993 Incentive Stock Option Plan
     -----------------------------------------

     The 1993 Incentive Plan is administered by the Board of Directors of the Company, or a Committee of not less than two members thereof, which, except as set forth below with respect to the Directors themselves, has the authority to determine the persons to whom the options may be granted, the number of shares to be covered by each option, the time or times at which the options may be granted or exercised and, for the most part, the terms and provisions of the options. Under the 1993 Incentive Plan, the option exercise price may not be less than 100% (or 110% if the optionee owns 10% or more of the outstanding voting securities of the Company) of the fair market value of the Common Stock on the date of grant; the exercise price of options granted to Officers and Directors will be 100%of fair market value on the date of grant, or 110% if the Officer or Director owns 10% or more of the outstanding voting securities of the Company. No option under the 1993 Incentive Plan may be exercised (i) within one year of the date of grant, but must be exercisable at the rate of at least 20% per year over five years from the date of grant, or (ii) more than ten years from the date of grant except that options granted to optionees owning 10% or more of the outstanding voting securities of the Company may not be exercised more than five years from the date of grant.

     On October 30th of each year while the 1993 Incentive Plan is in effect, all eligible Directors of the Company will receive options to purchase 2,500 shares of Common Stock if they served as a Director during the previous fiscal year (or a pro-ratable amount if they served for less than all of the fiscal year) which shall expire five years from the date of grant. Options granted to Directors will be exercisable at the rate of 50% in each of the second and third years from the date of grant on a cumulative basis. All grants of options to Directors under the 1993 Incentive Plan will be automatic without any discretion on the part of the Board or the Committee, as the case may be, with respect to the grantee, the number of shares of Common Stock subject to options to be granted, the term of the options, and the exercise price of the options.

     The 1993 Incentive Plan provides for the granting of incentive stock options to purchase a maximum of 625,000 shares.
The 1993 Incentive Plan limits the percentage of the total number of options which may be granted to Officers and Directors to 50% or 312,500 shares.

     The 1993 Incentive Plan provides that no options shall be granted thereunder after March 7, 2003. The Board of Directors may amend, suspend or terminate the 1993 Incentive Plan at any time. As of September 30, 1998, 28,750 options have been granted under the plan, none have been exercised.

     1993 Non-Qualified Stock Option Plan
     ------------------------------------

     Shareholders adopted the Marquee Entertainment 1993 Non-
Qualified Stock Option Plan ("1993 Non-Qualified Plan") on April
30, 1993.

     The 1993 Non-Qualified Plan is administered by the Board of Directors of the Company, or a Committee of not less than two members thereof, which, except as set forth below with respect to the Directors themselves, has the authority to determine the persons to whom the options may be granted, the number of shares to be covered by each option, the time or times at which the options may be granted or exercised and, for the most part, the terms and provisions of the options. Under the 1993 Non-Qualified Plan, the exercise price may not be less than 85% (or 110% if the optionee owns 10% or more of the outstanding voting securities of the Company) of the fair market value of the Common Stock on the date of grant; the exercise price of options granted to Officers and Directors will be 100% of the fair market value on the date of grant, or 110% if the Officer or Director owns 10% or more of the outstanding voting securities of the Company. Options under the 1993 Non-Qualified Plan cannot be exercised within one year or later than five years from the date of grant and must be exercisable at the rate of at least 20% per year over five years from the date the option is granted. Options granted to Directors will be exercisable at the rate of 50% in each of the second and third years from the date of grant on a cumulative basis.

     Upon their election as a Director and on October 30th of each subsequent year while the 1993 Non-Qualified Plan is in effect, all Directors (including employee-Directors) of the Company will receive options to purchase 2,500 shares of Common Stock if they served as a Director during the previous fiscal year (or a pro-ratable amount if they served for less than all of the fiscal year) which shall expire five years from the date of grant. All grants of options to Directors under the 1993 Non-Qualified Plan will be automatic without any discretion on the part of the Board or the Committee, as the case may be, with respect to the grantee, the number of shares of Common Stock subject to options to be granted, the term of the options, and the exercise price of the options.

     The 1993 Non-Qualified Plan provides for the granting of non-qualified stock options to purchase a maximum of 625,000 shares. The 1993 Non-Qualified Plan limits the percentage of the total number of options which may be granted to Officers and Directors to 50% or 312,500 shares.

     The 1993 Non-Qualified Plan provides that no options shall be granted thereunder after March 7, 2003. The Board of Directors may amend, suspend or terminate the 1993 Non-Qualified
Plan at any time. As of September 30, 1998, 28,750 options have been granted under the plan, none have been exercised.

     Option Grants. The following table summarizes pertinent information concerning individual grants of Options, including the potential realizable dollar value of grants of Options made during the fiscal year ended September 30, 1998, to each Named Executive, assuming that the market value of the underlying security appreciates in value, from the date of grant to the end of the Option term, at the assumed rates indicated in the following table.

                           FISCAL YEAR 1998 OPTION GRANTS
                           ------------------------------

                                                           Potential Realizable
                                                             Value at Assumed
                                                           Rates of Stock Price
                                                             Appreciation for
                          Individual Grants                  Option Term (1)
------------------------------------------------------------------------------
                              Percent of
                            Total Options
                              Granted to
                   Options    Employees/    Exercise  Expira-
                   Granted    Directors     Price (2)  tion
Name                 (#)    in Fiscal Year   ($/Sh)    Date     5% ($)  10% ($)
-------------------------------------------------------------------------------
Harold Brown         5,000       33%         $0.44   10/30/02   $ 385   $1,000
Ralph T. Smith       5,000       33%         $0.44   10/30/02   $ 385   $1,000
Harvey Seslowsky     5,000       33%         $0.44   10/30/02   $ 385   $1,000

-------------------------------------------------------------------------------
(1)  The dollar amounts under these columns are the result of calculations at annualized rates of 5% and 10%, respectively, which were established by rules promulgated by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of
     Marquee Entertainment's Common Stock price.

(2) As both Mr. Brown and Mr. Smith each own greater than 10% of the outstanding voting securities of the Company, all grants were made at 110% of market at the date of grant.

     Option Exercises and Fiscal Year-End Values. Shown below is information with respect to the exercise of Options to purchase Common Stock of Marquee Entertainment during the last fiscal year by each of the Named Executives and the value of unexercised Options held by each of them as of the end of fiscal 1998. None of the Named Executives exercised any Options during fiscal 1998.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1996
                       AND FISCAL YEAR-END OPTION VALUES

                                         Number of        Values of Unexercised
              Shares                Unexercised Options   In-the-Money Options
             Acquired     Value       at Fiscal Year-        at Fiscal Year-
            on Exercise  Realized   End (#) Exercisable/   End ($) Exercisable/
Name                        (#)      (#) Unexercisable       Unexercisable (1)
------------------------------------------------------------------------------
Harold Brown    ----       ----        15,000/10,000              $0/$0
Ralph T. Smith  ----       ----        15,000/10,000              $0/$0
------------------------------------------------------------------------------
(1)  Based on the closing price of $0.20 for Marquee Entertainment's Common
     Stock as traded over-the-counter on September 30, 1998.

             APPROVAL OF AMENDMENTS TO THE COMPANY'S
                   CERTIFICATE OF INCORPORATION
             ---------------------------------------

     The Company's board of directors approved amendments to the Company's Certificate of Incorporation to (a) change the name of the Company to Progressive Telecommunications Corporation; (b) reverse split the outstanding shares of the Company's common stock one-for-five (the "Reverse Split"); (c) reduce the par value of the Company's common stock from $.04 to $.001; and (d) increase the number of shares of common stock the Company is authorized to issued from 25,000,000 to 50,000,000. The Board, which holds approximately 67% of the Company's common stock has approved these actions and will vote their shares in favor of these matters at the meeting.

Change of Corporate Name
------------------------

     The Company has entered into a Securities Exchange Agreement ("Securities Exchange Agreement") with shareholders owning 80% of Progressive Telecommunications Corporation ("Progressive") regarding acquisition by the Company of all of the issued and outstanding common stock of Progressive. At present it is anticipated that a closing will occur on or about July 15, 1999 and Management believes it is prudent to take the necessary corporate actions necessary to consummate the acquisition. In the event the closing does not occur, the Company will maintain it's present name.

     The change of corporate name will become effective upon the filing with the Secretary of State of an amendment to the Company's Certificate of Incorporation which states that, upon the filing of the Certificate of Amendment the name of the Corporation will be Progressive Telecommunications Corporation.

One-For-Five Reverse Split and Reduction of Par Value
-----------------------------------------------------

     As a result of the Reverse Split, each share of Common Stock outstanding at the effective time of the Reverse Split, will, without any action on the part of the holder thereof, become one-fifth share of Common Stock. The amendment will also decrease the par value per share of the Company's common stock from $.04 to $.001. The decrease in the par value per share will reduce the Company's capital stock accounts. For purposes of this description, the Common Stock, as presently constituted, is referred to as the "Old Common Stock" and the Common Stock resulting from the Reverse Split is referred to as the "New Common Stock."

     The Reverse Split will become effective upon the filing with the Secretary of State of an amendment to the Company's Certificate of Incorporation which states that, upon the filing of the Certificate of Amendment, each share of Old Common Stock then issued and outstanding would automatically become and be converted into one-fifth share of New Common Stock.

     Principal Effects of the Reverse Split
     --------------------------------------

     The principal effects of the Reverse Split will be as follows:

     Based upon the 2,321,793 shares of Old Common Stock outstanding on the Record Date, the Reverse Split would decrease the outstanding shares of Old Common Stock by 80%, and, upon the effectiveness of the Reverse Split approximately 464,359 shares of New Common Stock would be outstanding.

     The Company will obtain new CUSIP numbers for the New Common
Stock at the time of the Reverse Split. Following the effectiveness of the Reverse Split, the Company will provide each record holder of Old Common Stock with information to enable such holder to obtain new stock.

     Subject to the provisions for elimination of fractional shares, as described below, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Old Common Stock.

     Assuming the Reverse Split is implemented, the Certificate of Amendment amending the Certificate of Incorporation will be filed with the Secretary of State of Delaware as promptly as practicable thereafter. The Reverse Split would become effective as of the date of such filing (the "Effective Date").

     Purposes of the Reverse Stock Split
     -----------------------------------

     The Reverse Split would decrease the number of shares of Old Common Stock outstanding and presumably increase the per share market price for the New Common Stock. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company's reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon a stock trading at or under $1.00 per share as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks.

     Many leading brokerage firms are reluctant to recommend lower-priced securities to their clients and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time consuming procedures that make the handling of lower priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stocks because the brokerage commission on a sale of a lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue.

     The Board of Directors believes that the Reverse Split is in the best interest of the Company and its shareholders. The price of the Old Common Stock during the period from January 1, 1999 through June 21, 1999 ranged from a low closing price of $.187 to a high closing price of $1.38. On June 21, 1999, the closing price of the Old Common Stock was $1.06 per share. The Company requires additional capital for its operations and does not believe that it will be able to raise the necessary capital unless the price of the Common Stock is higher than the current Common Stock price levels. However, no assurance can be given that the Reverse Split will result in any increase in the Common Stock price or that the Company will be able to complete any financing following the Reverse Split.

     Exchange of Certificate and Elimination
     of Fractional Share Interests
     ---------------------------------------

     On the Effective Date, each five shares of Old Common Stock will automatically be combined and changed into one share of New Common Stock. No additional action on the part of the Company or any shareholder will be required in order to effect the Reverse Split. Shareholders will be requested to exchange their certificates representing shares of Old Common Stock held prior to the Reverse Split for new certificates representing shares of New Common Stock. Shareholders will be furnished the necessary materials and instructions to effect such exchange promptly following the Effective Date. Certificates representing shares of Old Common Stock subsequently presented for transfer will not be transferred on the books and records of the Company but will be returned to the tendering person for exchange. Shareholders should not submit any certificates until requested to do so. In the event any certificate representing shares of Old Common Stock is not presented for exchange upon request by the Company, any dividends that may be declared after the Effective Date of the Reverse Split with respect to the Common Stock represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

     No fractional shares of New Common Stock will be issued to any shareholder. Accordingly, shareholders of record who would otherwise be entitled to receive fractional shares of New Common Stock, will, upon surrender of their certificates representing shares of Old Common Stock, receive a cash payment in lieu thereof equal to the fair value of such fractional share. Holders of less than five shares of Old Common Stock as a result of the Reverse Split will on the Effective Date no longer be shareholders of the Company. The Board of Directors had determined that the fair value of the Common Stock will be based on the closing price of the Common Stock on the OTC-Bulletin Board on the Effective Date (as adjusted to reflect the Reverse Split) or, if there are no reported sales on such date, the average of the last reported high bid and low asked price on such day shall be used.

     Federal Income Tax Consequences of the Reverse Split
     ----------------------------------------------------

     The combination of each five shares of the Old Common Stock into one share of New Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the Old Common Stock will be transferred to the New Common Stock received in exchange therefor.

     Generally, cash received in lieu of fractional shares will be treated as a sale of the fractional shares (although in unusual circumstances such cash might possibly be deemed a dividend), and shareholders will recognize gain or loss based upon the difference between the amount of cash received and the basis in the surrendered fractional share.

     This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Split may not be the same for all shareholders. Shareholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

Change in Authorized Capital Stock
----------------------------------

     The Board of Directors has approved an amendment to the Company's Certificate of Incorporation which would change the number of authorized shares of Common Stock, and the par value from $.04 to $.001 per share. The number of authorized shares would be increased from 25,000,000 shares to 50,000,000 shares.

     Discussion of the Amendment
     ---------------------------

     On the Record Date, there were 2,321,793 shares of Common Stock outstanding. Pursuant to the Securities Exchange Agreement, the Company will issue an aggregate 45,000,000 shares of Old Common Stock or Old Common Stock Equivalent to the Progressive shareholders. Accordingly, after the amendment and closing with Progressive, the new combined entity will have approximately 10,000,000 shares issued and outstanding.

     Under the Company's Certificate of Incorporation, the Board of Directors of the Company has authority to issue authorized and unissued shares of Preferred Stock without obtaining approval from the holders of the Common Stock. The holders of the Company's Common Stock and Preferred Stock do not have preemptive rights. The Preferred Stock provisions give the Board of Directors broad authority to issue shares of Preferred Stock in one or more series and to determine such matters as the dividend rate and preference, voting rights, conversion privileges, redemption provisions, liquidation preferences and other rights of each series. Each share of Common Stock is entitled to one vote. The holders of any series of preferred stock issued in the future will be entitled to such voting rights as may be specified by the Board of Directors.

     Because of the broad powers granted to the Board of Directors to issue shares of Preferred Stock and determine the rights, preferences and privileges of the holders of such series, the board has the power to issue shares of Preferred Stock in a manner which could be used as a defensive measure against a hostile takeover or to keep the Board of Directors in power. However, the Board of Directors has no present plans to issue shares for such purpose.

     The Board of Directors of the Company believes it will benefit the shareholders to have additional unreserved shares available for issuance in order that adequate shares may be available for the possible issuance of Common Stock, convertible Preferred Stock or convertible debt securities in connection with a possible financing of the Company's business or an acquisition, although, except for preliminary discussions with Progressive Telecommunications Corporation, the Company has no plans, arrangements, understanding or commitments with respect to the issuance of such shares, except to effect the Acquisition.

Approval Required
-----------------

     The approval of a majority of the outstanding stock entitled to vote will be necessary to approve the proposed amendment. As discussed above, the Company's Board of Directors, on June 21, 1999 the record date of the transaction, hold voting authority for stock representing approximately 63.8% of the votes of the Company's outstanding stock. They have executed written consents voting those shares in favor of the proposed amendment. The Board of Directors does not intend to solicit any proxies or consents from any other shareholders in connection with this action.

                      AVAILABLE INFORMATION
                      ---------------------

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Commission. The Registration Statement and such reports and other information may be inspected without charge at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room is available by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site where the Registration Statement and other information filed with the Commission may be retrieved, and the address of such site is http://www.sec.gov. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete.

                    INCORPORATION BY REFERENCE
                    --------------------------

     The following documents filed with the Commission by the Company are hereby incorporated by reference into this Information Statement:

     (1) The Company's Annual Report on Form 10-K, as most recently amended, for the fiscal year ended September
          30, 1998;

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 1999;



                          OTHER MATTERS
                          -------------

     The Board of Directors does not know of any other matters to be brought before the meeting.

                               By Order of the Board of Directors



                                          Harold Brown
                                      Chairman of the Board

June 25, 1999























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